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Exhibit 99.1

Kathleen S. Dvorak Senior Vice President and Chief Financial Officer or Randall W. Larrimore President and Chief Executive Officer United Stationers Inc. (847) 699-5000 FOR IMMEDIATE RELEASE

UNITED STATIONERS NAMES GOCHNAUER
AS CHIEF OPERATING OFFICER

        DES PLAINES, IL, June 13, 2002—President and Chief Executive Officer Randall W. Larrimore announced today that as part of United Stationers' succession plan, Richard W. Gochnauer, 52, will become the company's chief operating officer and a member of the board of directors when he joins United on July 22.

        "Last year, I began to discuss with our board of directors my desire to retire within a couple of years," said Larrimore. "My goal is to get more involved in several nonprofit organizations, do some part-time teaching, and join other corporate boards where I can apply my knowledge and experience and belief in good corporate governance. As a result, we launched a search for the newly created position of COO, with the expectation that this person would be prepared to make the transition to CEO upon my retirement, which now is likely to be early in 2003."

        "I believe Dick is an excellent hire for United Stationers. He has a wealth of experience in distribution and operations, and a background in providing superior customer service that will help United advance to the next level in performance. Dick will spend the first couple of months at United getting to know the company and the industry. He will be visiting most of our facilities, working with sales and operations people, and meeting as many customers as possible. I am confident that he will add significant value to United and will become a strong CEO. Dick's leadership style and belief in serving the customer is an excellent fit with the culture at United," Larrimore concluded.

        Gochnauer's most recent position was as vice chairman and president of Golden State Foods (GSF). GSF is a diversified manufacturer and distributor to the foodservice industry, with total revenue—including related parties—of approximately $2.2 billion. During his tenure as GSF's president, the company significantly improved its product quality and customer service, lowered costs, expanded internationally, diversified its products and services, and increased its customer base. Before joining GSF in 1993, Gochnauer was executive vice president and general manager of the Household Products Division of The Dial Corporation. Gochnauer successfully introduced total quality and team-based management that allowed Dial to make dramatic improvements in quality and cost, rapidly incorporate new technology, and expand its line of new products. These changes resulted in a significant growth in market share, sales and profits. From 1982 to 1989, he was president of Stella Cheese, a Division of Universal Foods Corporation. Before that Gochnauer was president of the International Division of Schreiber Foods, Inc. He started with Schreiber in 1974 as a second shift supervisor after graduating from business school.

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United Stationers Names Gochnauer as Chief Operating Officer
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        A native of Kansas City, Gochnauer has a master's degree in business administration from Harvard Business School and a bachelor's degree in industrial engineering from Northwestern University. Gochnauer and his wife, Beth, have two children: Grant, currently graduating from Northwestern University, and Meg, a student in Montana. He and his wife will be relocating to Illinois from California.

        Larrimore, 55, has served as United's president and CEO since 1997, taking the company from $2.6 billion in sales to nearly $4.0 billion and increasing the share price almost four times to a record high in 2002 of $42.70. United achieved several firsts during his tenure, including "Wholesaler of the Year" by Office Products International Magazine, and became included among the "Fortune 500", "Forbes Platinum 400" (and was cited as one of 23 companies leading their respective industries in profit growth), and "Fortune's Most Admired Companies." Larrimore was named "Executive of the Year" by Office Products International Magazine in 1999 and received the "Spirit of Life Award" from City of Hope in 2000, one of the industry's most prestigious honors.

        United Stationers Inc. is headquartered in a suburb of Chicago, Illinois. With sales of approximately $4.0 billion, it is North America's largest wholesale distributor of business products and a provider of marketing and logistics services to resellers. Its integrated computer-based distribution system makes more than 40,000 items available to approximately 20,000 resellers. United is able to ship products within 24 hours of order placement because of its 36 United Stationers Supply Co. regional distribution centers, 24 Lagasse distribution centers that serve the janitorial and sanitation industry, two Azerty distribution centers in Mexico that serve computer supply resellers, two distribution centers that serve the Canadian marketplace, and a mega-distribution center shared by its business units. Its focus on fulfillment excellence has given the company a 98% order fill rate, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit www.unitedstationers.com.

        The company's common stock trades on the Nasdaq National Market System under the symbol USTR and is included in the S&P SmallCap 600 Index.

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  Exhibit 99.1